CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                                 TEN STIX, INC.

          (Pursuant to Section 78.1955 of the Nevada Revised Statutes)

     Ten Stix, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the Articles of Incorporation of the Corporation (the "Articles of Incorporation") there hereby is created, out of the 25,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation authorized in Article 6., of the Articles of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 10,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, set forth in the Articles of Incorporation which are applicable to the Preferred Stock):

     Section 1. Designation of Amount. The shares of such series created hereby shall be designated as Series A Preferred Stock (the "Series A Preferred Stock ") and the authorized number of shares constituting such series shall be 10,000. The par value of each of the Series A Preferred Stock shall be $250.00 per share.

     Section 2. Dividends. The holders of shares of Common Stock and Series A Preferred Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.

     Section 3. Voting. Each share of Series A Preferred Stock shall have, for all purposes one (1) vote per share.

     Section 4. Conversion Rights of Series A Preferred Stock.

          (a) Each Series A Preferred Stockholder shall be entitled to convert, at any time and from time to time, any or all of the shares of such holder's Series A Preferred Stock, on a 200-for-1 per share basis, into shares of Common Stock, with any fractional shares rounded up to the next whole share. Such right shall be exercised by the surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Transfer Agent, accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and transfer tax stamps or funds therefore, if required pursuant to Section 4(e). In the event that any shares of Series A Preferred Stock tendered for conversion under this Section are subject to restrictions upon transfer noted in a legend on the certificates representing such shares, the Corporation and Transfer Agent shall require the holder of such shares to submit, as a condition to the conversion of such shares into shares of Common Stock, satisfactory evidence that the proposed conversion will not violate any of the noted restrictions upon transfer of such shares.

          (b) As promptly as practicable following the surrender for conversion of a certificate representing shares of Series A Preferred Stock in the manner provided in Section 4(a), and the payment in cash of any amount required by the provisions of Section 4(e), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. In the case of a conversion, such conversion shall be deemed to

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     have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of Series A Preferred Stock. Upon the date any conversion rights of the holder of such shares, as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock; provided, however, that if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

          (c) In the event of a reclassification or other similar transaction as a result of which the shares of Common Stock are converted into another security, then Series A Preferred Stock Holders shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the conversion of any share of Series A Preferred Stock; provided, however that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Series A Preferred Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such date.

          (d) The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Series A Preferred Stock, such number of shares of Common Stock that shall be issuable upon the conversion of all such outstanding shares of Series A Preferred Stock. The Corporation covenants that if any shares of Common Stock require registration with, or approval, of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to use its best efforts to list or make available for quotation the shares of Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Common Stock that shall be issued upon conversion of the shares of fully paid and nonassessable Series A Preferred Stock will, upon issue, be fully paid and nonassessable.

          (e) The issuance of certificates of Common Stock upon conversion of shares of Series A Preferred Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Series A Preferred Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

          (f) Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided herein shall continue to be authorized shares of Series A Preferred Stock and available for reissue by the Corporation.

     Section 5. Other Definitions.

          (a) "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is owned or controlled by, such specified Person. For purposes of this definition, (i) "control" means, with respect to any specified Person, either (x) the beneficial ownership of 10% or more of any class of equity securities or (y) the power to direct the management and policies of the specified Person through the ownership of voting securities or other equity interests, by contract or otherwise, (ii) the terms "controlling", "control

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

     with" and "controlled by", etc. shall have meanings correlative to the foregoing and (iii) the officers, directors and shareholders of such Person shall be deemed to be Affiliates of such Person.

          (b) "Business Day" means any day other than a Saturday, Sunday or legal holiday in Carson City, Nevada.

          (c) "Change of Control" means (i) the merger, consolidation or other business combination of the Corporation with or into another corporation or the merger of another corporation (other than the Corporation or a wholly-owned subsidiary of the Corporation) with or into the Corporation with the effect that, immediately after such transaction, the stockholders of the Corporation immediately prior to such transaction hold less than a majority in interest of the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction or (ii) the acquisition by any Person or related group of Persons, other than a Permitted Transferee, by way of merger, sale, transfer, consolidation or other business combination or acquisition, of
     (x) all or substantially all assets, property or business of the Corporation or (y) more than fifty percent of the total voting power entitled to vote in the election of directors, managers or trustees of the Corporation or such other Person as survives the transaction.

          (d) "Competitor" means any Person that is engaged in the manufacture, acquisition, holding, and development through development, purchase, import, or manufacture of any kind, of industrial hand cleaning products in the United States.

          (e) "Fair Market Value" means, with respect to any securities, if such security is listed on any national securities exchange or authorized for quotation by any national , securities association, the last sale price of such security in such market (or the quoted closing bid price if there shall have been no sale) or, if there is no such closing bid price or such security is not so listed or authorized for quotation or in the case of assets other than securities, the amount determined by the Board of Directors in its reasonable, good faith determination.

          (f) "Net Proceeds" means, with respect to any underwritten public offering of the Corporation pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended, the aggregate amount of cash received by the Corporation in connection with such transaction after deducting therefrom only brokerage commissions, underwriting fees and discounts, legal fees and other similar fees and commissions.

          (g) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          (h) "Subsidiary" of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its President and Secretary, this 10th day of June, 2004.


     /s/ Tom Sawyer                             /s/ Tony Cranford
     ______________________________             _______________________________
     By: Tom Sawyer                             By: Tony Cranford
     Its: President                             Its: Secretary



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